Exhibit 9

Representation and Release

October 6, 2005

To:	Ares Corporate Opportunities Fund, L.P.

From:	Satellite Strategic Finance Associates LLC
Satellite Strategic Finance Partners, Ltd.

Subject:	Samsonite

In connection with the sale of approximately 1.4 million shares common stock  (the “Securities”) of Samsonite Corporation (the “Company”) by Satellite Strategic Finance Associates LLC and Satellite Strategic Finance Partners, Ltd. (“Seller”) to Ares Corporate Opportunities Fund , L.P. (“Purchaser”), Seller hereby represents, warrants and covenants to Purchaser as follows:

1.                                       Seller is aware that (a) Purchaser is the holder of a substantial percentage of the issued and outstanding shares of common stock of the Company (b) employees of the Purchaser’s general partner are members of the board of directors of the Company and (c) Purchaser has access to material non-public information regarding the business, assets, liabilities, results of operation, financial condition, prospects, and other aspects of the Company, its subsidiaries and/or its affiliates.  Seller recognizes that, as a result, Purchaser believes that it possesses material non-public information (“Non-Public Information”) regarding the Company, its subsidiaries, its affiliates and/or the Securities that Purchaser has not disclosed to Seller and that may not be known to Seller, including, without limitation, information regarding potential acquisitions and sales of assets by the Company and/or its subsidiaries and debt and equity financing activities of the Company and/or its subsidiaries.  Such information, if known to Seller, might affect the price at which Seller would be willing to sell the Securities.

2.                                       Notwithstanding the fact that Seller is aware that the Non-Public Information exists and is known to Purchaser and that Purchaser has not disclosed such Non-Public Information to Seller, Seller is willing to sell the Securities to Purchaser at the price negotiated and agreed to between them.  In making its decision to sell the Securities to Purchaser at such price, Seller hereby acknowledges that it has not relied in any way upon any act, statement or omission of Purchaser with respect to the Company, any of its subsidiaries, any of its affiliates or the Securities and hereby affirms that Purchaser has no obligation to disclose any of the Non-Public Information to Seller or any fiduciary duty of any kind to Seller.  Seller further affirms that it is experienced, sophisticated and knowledgeable in trading in securities of private and public companies and understands the disadvantage to which it is subject on account of the disparity of information between Purchaser and Seller.

3.                                       Seller, on its own behalf and on behalf of its successors and/or assigns, hereby forever releases, discharges and dismisses any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, and/or damages of any kind (including, without limitation, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against Purchaser, the Company, its subsidiaries or any of their respective affiliates (including, without limitation, any and all of its and their respective past, present and/or future directors, officers, members, partners, employees, fiduciaries and agents, and each of their respective successors and assigns), in any way based upon, arising from, relating to or involving, directly or indirectly,  the non-disclosure of the Non-Public Information by Purchaser to Seller in connection with the sale of Securities.  In connection with the foregoing release, Seller specifically waives any and all protections afforded by California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Seller further hereby specifically waives any and all protections afforded by any state or federal statute or regulation that would, if enforced, have the effect of limiting the enforceability or effectiveness of the foregoing release or other foregoing provisions of this Representation and Release.

4.                                       Seller hereby represents that it acquired the Securities for its own account for investment purposes and that such Securities were not acquired with a view to (or in contemplation or anticipation of) a sale of such Securities to Purchaser.

5.                                       Seller is the beneficial owner of the Securities, and is aware that Purchaser is relying upon the truth and completeness of this Representation and Release in agreeing to purchase the Securities from Seller.

Satellite Strategic Finance Associates LLC

By:
Name:
Title:

Satellite Strategic Finance Partners, Ltd.

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

Ares Corporate Opportunities Fund, L.P.

By :
Antony P. Ressler
Managing Partner